U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

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                                                             SEC FILE NUMBER
                       NOTIFICATION OF LATE FILING            0-16720
                                                              0-16721
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                                                           CUSIP NUMBER
                                                            702118209
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(Check One): [X]  Form 10-K and Form 10-KSB  [   ]  Form 20-F   [   ]  Form 11-K
             [ ]  Form 10-Q and Form 10-QSB  [   ]  Form N-SAR

         For Period Ended:   December 31, 1998

         [  ]     Transition Report on Form 10-K
         [  ]     Transition Report on Form 20-F
         [  ]     Transition Report on Form 11-K
         [  ]     Transition Report on Form 10-Q
         [  ]     Transition Report on Form N-SAR

         For the Transition Period Ended:_______________________________________

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     If the  notification  relates  to a portion of the  filing  checked  above,
identify       the       Item(s)       to      which      the       notification
relates:________________________________________________________________________

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PART I -- REGISTRANT INFORMATION
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PARTICIPATING INCOME PROPERTIES 1986, L.P.
               AND
FFCA INVESTOR SERVICES CORPORATION 86-B
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(Full Name of Co-Registrants)

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(Former Name if Applicable)

The Perimeter Center
17207 North Perimeter Drive
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(Address of Principal Executive Office (Street and Number))

Scottsdale, Arizona  85255
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(City, State and Zip Code)

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PART II -- RULES 12B-25(B) AND (C)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in  reasonable  detail the  reasons why Forms 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

     On March 22, 1999, the Registrant and two affiliated entities completed a series of transactions involving the sale of substantially all of their respective properties. Because of the timing and the effort needed to complete the transactions, and the General Partner's belief that information regarding the completed transactions should be included in the Registrant's Annual Report on Form 10-K, the Registrant is unable to file its Annual Report on Form 10-K for the year ended December 31, 1998 within the prescribed period of time.

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PART IV -- OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

    John Barravecchia                                (602) 585-4500
    -----------------                                --------------
         (Name)                                 (Area Code) (Telephone Number)

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
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                         [X]  Yes    [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [  ]  Yes    [X]  No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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
                   Participating Income Properties 1986, L.P.
                                       and
                     FFCA Investor Services Corporation 86-B
                     ---------------------------------------
     (Name of Co-Registrants as Specified in their Organizational Documents)

have caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.

                                  PARTICIPATING INCOME PROPERTIES 1986, L.P.

                                  By:  FFCA MANAGEMENT COMPANY LIMITED
                                       PARTNERSHIP, General Partner

                                       By: PERIMETER CENTER MANAGEMENT COMPANY,
                                           Corporate General Partner

Date     March 31, 1999                    By:  /s/ John Barravecchia
                                                -------------------------------
                                                John Barravecchia,
                                                Executive Vice President, Chief
                                                Financial Officer, Treasurer and
                                                Assistant Secretary

                                   FFCA INVESTOR SERVICES CORPORATION 86-B

Date     March 31, 1999            By:  /s/ John Barravecchia
                                        ----------------------------------------
                                        John Barravecchia,
                                        President, Secretary and Treasurer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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